Exhibit 5.8

Allens 101 Collins Street Melbourne VIC 3000 Australia T +61 3 9614 1011 F +61 3 9614 4661 www.allens.com.au	GPO Box 1776 Melbourne VIC 3001 Australia DX 30999 Melbourne

ABN 47 702 595 758

2 September 2014

Sercel Australia Pty Ltd

Level 5

Deutsche Bank Place

Sydney NSW 2000

(the Australian Guarantor)

Dear Sir / Madam

CGG – Guarantee of US$500 million 6.875% Senior Notes due in 2022 by the Australian Guarantor

We have been retained to act as Australian lawyers for CGG, a company incorporated in France and registered at the Paris commercial register under company number 969 202 241 (the Issuer) and the Australian Guarantor in connection with the Issuer’s US$500 million 6.875% Senior Notes due in 2022. At the request of the Issuer, we have been requested to issue this opinion.

1	Definitions

In this opinion:

(a)	ASIC means the Australian Securities and Investments Commission;

(b)	Corporations Act means the Corporations Act 2001 (Cth);

(c)	Document means:

(i)

the Supplemental Indenture dated 24 June 2014 between, among others, the Issuer, the Australian Guarantor and The Bank of New York Mellon as trustee (the Trustee) (the Supplemental Indenture) in respect of the Indenture dated 1 May 2014 pursuant to which the Issuer issued US$500 million in principal amount of 6.875% Senior Notes due in 2022 (the 2022 Notes Indenture), and which contains a guarantee in respect of the 2022 Notes Indenture (the Subsidiary Guarantee); and

(ii)	the Registration Statement dated 3 July 2014.

(d)	law means the common law, principles of equity and laws constituted by legislation that is available to the public generally;

(e)	Power of Attorney means the power of attorney of the Australian Guarantor granted in connection with the Documents and dated 5 June 2014; and

(f)	Relevant Jurisdictions means New South Wales and the federal jurisdiction of the Commonwealth of Australia.

    Our Ref     JDDM;SAAM:120452418

Allens is an independent partnership operating in alliance with Linklaters LLP.

CGG

2	Documents

We have examined and rely on:

(a)	an executed counterpart of each Document;

(b)	an executed copy of the Power of Attorney;

(c)	a certificate from the Australian Guarantor dated 3 July 2014;

(d)

a copy of the board resolutions of the board of directors of the Australian Guarantor dated 5 June 2014 authorising, among other things, the execution, delivery and observance of obligations under the Documents; and

(e)	a copy of the constitution of the Australian Guarantor.

3	Scope

This opinion relates only to the laws of the Relevant Jurisdictions, as interpreted by courts of the Relevant Jurisdictions, at 9am (Sydney time) on the date of this opinion.We express no opinion on the impact of any revenue laws.This opinion is given on the basis that it will be construed in accordance with the laws of New South Wales. Anyone relying on this opinion agrees that this opinion and all matters (including any liability) arising in any way from it are to be governed by the laws of New South Wales and will be subject to the non-exclusive jurisdiction of the courts with jurisdiction there.

4	Searches

We have relied on extracts of the public records of the Australian Guarantor produced by ASIC on 3 July 2014 and on 2 September 2014. We have assumed that the extracts are correct, complete and up-to-date, and are the same as information provided by the Australian Guarantor to ASIC. We have not examined any documents that the Australian Guarantor may have filed with ASIC.

We have not conducted any other searches or investigations.

5	Opinion

Our opinion is as follows, subject to the assumptions in Schedule 1 and the qualifications in Schedule 2.

(a)	The Australian Guarantor is incorporated and exists under the laws in force in Australia and is capable of suing and being sued in its corporate name.

(b)	The Australian Guarantor has the corporate power to enter into and perform its obligations under each Document to which it is a party.

(c)	The Australian Grantor may be regarded as having taken all necessary corporate action to authorise the execution, delivery and performance of the Documents.

(d)	The Supplemental Indenture has been duly authorised and executed by the Australian Guarantor in accordance with the laws of the Relevant Jurisdictions.

CGG

6	Benefit

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under section 7 of the Securities Act of 1933 (US).

Yours faithfully

/s/ Allens

Allens

CGG

Schedule 1

Assumptions

(a)	All dates, signatures, seals and duty markings are authentic.

(b)	If we have reviewed a copy of a document, it is a correct and complete copy of the original.

(c)	The Documents have not been amended, released or terminated.

(d)

No person has engaged or will engage in unconscionable, misleading or deceptive conduct (by act or omission) that might make any part of this opinion incorrect. No person has engaged or will engage in any other conduct, and there are no facts or circumstances not evident from the face of the documents listed in Part 2 of this opinion, that might make any part of this opinion incorrect including, without limiting this, whether a Document or a transaction in connection with it will:

(i)

financially assist a person to acquire shares in the Australian Guarantor (or a holding company of the Australian Guarantor) in contravention of section 260A (Financial assistance by a company for acquiring shares in the company or a holding company) of the Corporations Act; or

(ii)	constitute a financial benefit to a related party of the Australian Guarantor in contravention of Chapter 2E (Related party transactions) of the Corporations Act.

(e)	Each of the assumptions set out in section 129 of the Corporations Act is correct in relation to each Document, the Power of Attorney and the Australian Guarantor.

(f)	The Documents:

(i)	have been or will be validly authorised and entered into by each party to them other than the Australian Guarantor, and are binding on each such party under all applicable laws; and

(ii)	are binding on the Australian Guarantor under all applicable laws other than the laws of the Relevant Jurisdictions.

(g)	If any Document is to be performed in any jurisdiction other than a Relevant Jurisdiction, its performance will not be illegal under the laws of that jurisdiction.

(h)	The Australian Guarantor is solvent immediately after it enters each Document to which it is a party.

(i)	Formalities for execution required by the law of the place of execution (other than a Relevant Jurisdiction) of each Document have been or will be complied with.

We have not taken any step to investigate whether the assumptions in this opinion are correct, except as expressly stated in this opinion.

CGG

Schedule 2

Qualifications

(a)

The powers and authorisations of the Australian Guarantor may be affected by laws such as those relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria.

(b)

We have not been responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it. We express no opinion as to whether the Registration Statement contains all the information required by the applicable securities laws of the United States or whether the persons responsible for the Registration Statement under these laws have discharged their obligations under those laws.

(c)	We have relied, as to certain matters of fact, on certificates of officers of the Australian Guarantor.

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